EXHIBIT 10(l)
CORE MOLDING TECHNOLOGIES, INC.
2007 CASH PROFIT SHARING PLAN
Core Molding Technologies, Inc. has established a cash profit sharing plan for its officers, key managers, salaried, and non-represented employees, which is calculated as follows:
1.	The Company’s Board of Directors establishes a threshold for Earnings Before Taxes (“EBT”) to provide a reasonable return to the stockholders. The threshold is based upon an 8% “RONA” (defined as 8% times avg. adjusted assets). The threshold is estimated as part of the budget process but determined based upon actual avg. adjusted assets for the payout. Adjusted assets include accounts receivable, inventory, other current assets, net fixed assets less CIP, other assets and the NPV of outstanding financed leases.

2.	A profit sharing pool is created for profits exceeding this threshold.

3.	The pool will be created from 50% percent of EBT above the threshold which will be shared with the salaried employees and non-represented employees in the form of profit sharing

4.	The profit sharing pool will be capped at a maximum of 20% of EBT, as established by the Board of Directors.

5.	The profit sharing pool is split into four groups, the “officer” group, “key manager” group, “salary” group, and a “non-represented hourly” group.

6.	The officer group is initially allocated 25% of the pool; the salary group is initially allocated 60% of the pool; and the non-represented group is allocated 15% of the pool. The initial officer and salary pools are reduced by equal amounts to effect a key management group payout (as a percentage of earnings) up to 50% of the officer group payout (as a percentage of earnings). Half of the salary and non-represented pools are ratably allocated to individuals based upon their regular wages as a percentage of aggregate regular wages, representing overall company performance. The other half of the salary and non-represented pools are allocated first to the respective operating unit based upon the operating unit EBIT as a percentage of all operating unit EBIT, then to individuals based upon their regular wages as a percentage of aggregate operating unit regular wages.

7.	To be eligible to participate in the plan, an individual must be actively employed on the date of the distribution of the profit sharing or have retired at the age of 55 or older on or after December 31, 2007. Officers, key managers, salaried, and non-represented employees who become disabled or die during the profit sharing year will be considered eligible to participate in the plan. Officers, key managers, salaried, and non-represented employees who are involuntarily terminated without cause on or after December 31, 2007 will be considered eligible to participate in the plan.
The Board of Directors approves all profit sharing distributions and reserves the right to change the plan as deemed necessary.

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